As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-211158

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGRIUM INC.

(Exact name of registrant as specified in its charter)

Canada	2870	98-0346248
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13131 Lake Fraser Drive S.E.

Calgary, Alberta

T2J 7E8 Canada

(403) 225-7000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Christopher J. Cummings Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Joel T. May Neil M. Simon Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939

Approximate date of commencement of proposed sale of the securities to public:

Not applicable.

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form F-10 (File No. 333-211158) (as previously amended, the “Registration Statement”) filed by Agrium Inc. (“Agrium”) with the Securities and Exchange Commission relating to Agrium’s common shares (“Common Shares”), Agrium’s preferred shares (“Preferred Shares”), Agrium’s subscription receipts (“Subscription Receipts”), one or more series of Agrium’s unsecured debt securities consisting of debentures, notes or other unsecured evidence of indebtedness (“Debt Securities”), Agrium’s share purchase contracts (“Share Purchase Contracts”), and/or Agrium’s units comprised of one or more of the foregoing in any combination (“Units” and, together with the Common Shares, Preferred Shares, Subscription Receipts, Debt Securities and Share Purchase Contracts, the “Securities”).

On January 1, 2018, pursuant to an Arrangement Agreement, dated September 11, 2016, between Agrium and Potash Corporation of Saskatchewan Inc. (“PotashCorp”), each of Agrium and PotashCorp became an indirect wholly owned subsidiary of Nutrien Ltd. (“Nutrien”), a parent entity formed to manage and hold the combined businesses of Agrium and PotashCorp as a result of the transactions under the plan of arrangement under the Canada Business Corporations Act, involving, among others, Nutrien, Agrium and PotashCorp (the “Arrangement”).

As a result of the completion of the Arrangement, Agrium has terminated all offerings of Securities pursuant to the Registration Statement and Agrium hereby removes from registration all of such Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on January 2, 2018.

AGRIUM INC.

By:	/s/ Charles V. Magro
Name: Charles v. Magro
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on December 31, 2017.

Signature	Title

/s/ Charles V. Magro	President, Chief Executive Officer and Director (Principal Executive Officer)
Charles V. Magro

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Steve J. Douglas

*	Vice President, Finance
Fredrick R. Thun

*	Chairman of the Board of Directors
Derek G. Pannell

*	Director
Maura J. Clark

*	Director
David C. Everitt

*	Director
Russell K. Girling

*	Director
Russell J. Horner

*	Director
Miranda C. Hubbs

*	Director
Hon. A. Anne McLellan

*	Director
Mayo M. Schmidt

*By:	/s/ Charles V. Magro
	Name:	Charles V. Magro
	Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Agrium Inc. in the United States, on the 2nd day of January, 2018.

AGRIUM U.S. INC.

By:	/s/ Mike Frank
	Name:	Mike Frank
	Title:	Authorized Signatory